Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Jack Lief	David Schull, President
President and CEO	david.schull@russopartnersllc.com
858.717.2310

Cindy McGee
Manager, IR and Corporate Communications	Anthony J. Russo, Ph.D., CEO
858.453.7200, ext. 1479	tony.russo@russopartnersllc.com
212.845.4251

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2011 Financial Results

SAN DIEGO, CA, August 9, 2011 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2011.

“We view the results from the Pathology Working Group’s re-adjudication and the CSF study as important steps toward our planned response to the lorcaserin complete response letter,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are working to complete the remaining activities in order to submit our response around year end.”

Research and development expenses continued to decline in the second quarter of 2011 to $14.7 million, compared to $20.5 million in the second quarter of 2010. Research and development expenses in the first half of 2011 declined to $30.6 million from $38.8 million in the first half of 2010. This decrease is primarily attributable to Arena’s 2011 workforce reduction and ongoing cost-containment efforts, as well as completion of the Phase 3 lorcaserin clinical trials. General and administrative expenses totaled $6.1 million in the second quarter of 2011, compared to $6.8 million in the second quarter of 2010, and $13.0 million in the first half of 2011, compared to $13.8 million in the first half of 2010. Arena recorded restructuring charges of $3.5 million in the first half of 2011 related to its 2011 workforce reduction.

Total interest and other expense in the first half of 2011 increased to $17.6 million, compared to $7.8 million in the first half of 2010. This increase is primarily attributable to a non-cash loss on extinguishment of debt of $10.5 million resulting from Arena’s principal prepayments on its Deerfield loan of $20.0 million in January 2011 and $17.7 million in March 2011. Total interest expense of $7.9 million was recorded in the first half of 2011, compared to $9.9 million in the first half of 2010. This decrease is primarily attributable to these repayments on the Deerfield loan. Including the $10.5 million non-cash debt extinguishment charge and the $3.5 million of restructuring charges, Arena’s net loss allocable to common stockholders in the first half of 2011 was $65.1 million, or $0.49 per share, compared to $60.0 million, or $0.60 per share, in the first half of 2010.

At June 30, 2011, cash and cash equivalents totaled $97.6 million and approximately 146.0 million shares of common stock were outstanding.

Recent Developments

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Announced results from a Pathology Working Group’s, or PWG, re-adjudication of female rat mammary tumor diagnoses from a two-year rat carcinogenicity study of lorcaserin. Arena convened the PWG in response to the lorcaserin complete response letter, or CRL, which questioned the certainty of the female rat mammary tumor classifications.

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Announced the completion of a clinical study that measured lorcaserin concentrations in human cerebrospinal fluid, or CSF, and plasma and related data analyses. The study was conducted to provide additional data that may be informative for determining the human relevance of the observation of brain astrocytoma in male rats.

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Published results from the lorcaserin Phase 3 BLOSSOM (Behavioral modification and LOrcaserin Second Study for Obesity Management) clinical trial in the Journal of Clinical Endocrinology and Metabolism. The randomized, double-blind and placebo-controlled trial evaluated lorcaserin versus placebo over a one-year treatment period in 4,008 obese patients as well as overweight patients with at least one weight-related co-morbid condition.

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Announced results from a Phase 1 clinical trial of APD811, an orally bioavailable agonist of the prostacyclin receptor that is intended for the treatment of pulmonary arterial hypertension. The randomized, double-blind and placebo-controlled trial evaluated the safety, tolerability and pharmacokinetics of single doses of APD811.

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Presented three posters of lorcaserin data from the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) clinical trial at the American Diabetes Association’s 71st Scientific Sessions.

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Presented meta-analyses of the three trials in the lorcaserin Phase 3 clinical trial program - BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management), BLOSSOM and BLOOM-DM - at ECO 2011, the 18th European Congress on Obesity.

Scheduled Financial Results Call

Arena will host a conference call and webcast to discuss the second quarter 2011 financial results and to provide a business and financial update today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2011 Financial Results Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is planning to present at upcoming conferences and meetings, including Obesity 2011, the 29th Annual Scientific Meeting of The Obesity Society, which is scheduled for October 1-5, 2011, in Orlando, Florida.

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs that target G protein-coupled receptors, an important class of validated drug targets, in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate is intended for weight management.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, tolerability, mechanism of action and potential of lorcaserin; the significance of the PWG’s re-adjudication and the CSF study, including the potential use of the results; the response to the CRL for the lorcaserin NDA, including related plans, activities and timing; the therapeutic indication of APD811; and Arena’s views, focus, goals, strategy, research and development programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: the FDA may interpret and analyze data, including the results of the PWG’s re-adjudication and the CSF study, differently and may reach different conclusions; the timing of regulatory review and approval is uncertain; the risk that data and other information related to Arena’s research and development programs may not meet safety or efficacy requirements or otherwise be sufficient for regulatory approval; Arena’s response to the CRL for the lorcaserin NDA or submission of a Marketing Authorization Application for regulatory approval of lorcaserin may not be submitted when anticipated, if at all; the FDA may request other information prior to or after Arena submits such response or approval of the lorcaserin NDA; unexpected or unfavorable new data; risks related to commercializing new products; Arena’s ability to obtain and defend its patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; Arena’s ability to obtain adequate funds; risks related to relying on collaborative agreements; the timing and receipt of payments and fees, if any, from collaborators; and satisfactory resolution of pending and any future litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

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Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,269	$1,437	$2,677	$3,412
Collaborative agreements	1,990	1,022	4,507	1,560

Total revenues	3,259	2,459	7,184	4,972

Operating Expenses
Cost of manufacturing services	2,277	1,630	4,658	3,495
Research and development	14,703	20,502	30,638	38,816
General and administrative	6,077	6,760	12,967	13,774
Restructuring charges	0	0	3,467	0
Amortization of acquired technology & other intangibles	186	531	622	1,068

Total operating expenses	23,243	29,423	52,352	57,153

Interest and Other Income (Expense)
Interest income	33	92	82	231
Interest expense	(3,182)	(2,281)	(7,876)	(9,931)
Gain from valuation of derivative liabilities	181	415	620	1,834
Loss on extinguishment of debt	0	0	(10,514)	0
Other	44	(19)	50	20

Total interest and other expense, net	(2,924)	(1,793)	(17,638)	(7,846)

Net loss	(22,908)	(28,757)	(62,806)	(60,027)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,260)	0

Net loss allocable to common stockholders	$(22,908)	$(28,757)	$(65,066)	$(60,027)

Net loss per share allocable to common stockholders, basic	$(0.16)	$(0.28)	$(0.49)	$(0.60)

Net loss per share allocable to common stockholders, diluted	$(0.16)	$(0.28)	$(0.49)	$(0.60)

Shares used in calculating net loss per share allocable to common stockholders, basic	142,693	104,136	132,232	99,571

Shares used in calculating net loss per share allocable to common stockholders, diluted	142,693	104,136	132,232	99,571

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2011	December 31, 2010
	(unaudited)	[1]
Assets
Cash and cash equivalents	$ 97,594	$ 150,669
Accounts receivable	2,018	3,499
Other current assets	2,291	2,638
Land, property & equipment, net	89,749	91,533
Acquired technology & other non-current assets	18,546	18,023

Total assets	$ 210,198	$ 266,362

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$ 9,367	$ 10,680
Total deferred revenues	46,175	48,077
Total derivative liabilities	1,044	2,271
Total note payable to Siegfried	3,899	10,361
Total note payable to Deerfield [2]	12,923	37,777
Total lease financing obligations & other long-term liabilities	76,632	77,181
Total stockholders’ equity	60,158	80,015

Total liabilities & stockholders’ equity	$ 210,198	$ 266,362

1 The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

2 The outstanding principal balance of the note payable to Deerfield was $22.3 million at June 30, 2011 and $60.0 million at December 31, 2010.

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